As filed with the Securities and Exchange Commission on February 14, 2006
File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

NUCRYST Pharmaceuticals Corp.
(Exact Name of Registrant as Specified in its Charter)

Alberta, Canada (State or Other Jurisdiction of Incorporation or Organization)	Not applicable (I.R.S. Employer Identification No.)

50 Audubon Road, Suite B Wakefield, Massachusetts	01880
(Address of Principal Executive Offices)	(Zip Code)

NUCRYST Pharmaceuticals Corp.
1998 Equity Incentive Plan (as amended)
(Full Title of the Plan)

Eliot M. Lurier
Vice President – Finance and Administration
NUCRYST Pharmaceuticals Corp.
50 Audubon Road, Suite B
Wakefield, Massachusetts 01880
(Name and Address of Agent For Service)
(781) 224-1444
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Registration Fee
Common Shares	2,200,000	$10.03	$22,066,000	$2,361

(1)	Represents common shares issuable under the NUCRYST Pharmaceuticals Corp. 1998 Equity Incentive Plan (as amended) (the “Plan”) and upon the exercise of share appreciation rights, stock options and full value awards that have been granted under the Plan. This Registration Statement shall, in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), be deemed to cover such additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act. Such estimate has been computed based on the average of the high and low prices per share of the Registrant’s common shares, as reported on The Nasdaq Stock Market on February 10, 2006.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by NUCRYST Pharmaceuticals Corp., an Alberta, Canada corporation (the “Company”), are incorporated herein by reference:
(a)	Prospectus contained in Amendment No. 4 to the Registration Statement on Form F-1 (File No. 333-130073), filed with the Commission on December 21, 2005;

(b)	Form 6-K dated December 21, 2005 (File No. 000-51686), filed with the Commission on December 22, 2005, and Form 6-K dated February 6, 2006 (File No. 000-51686), filed with the Commission on February 6, 2006; and

(c)	The description of the Company’s common shares set forth in the Registration Statement on Form 8-A (File No. 000-51686), filed with the Commission on December 19, 2005.
          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          Under the Business Corporations Act (Alberta), or ABCA, the Company may indemnify an individual who:
•	is or was a director or officer of the Company; or

•	is or was a director or officer of another corporation, of which the Company is or was a shareholder or creditor, at the Company’s request;
against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding, in which such eligible party is involved because of that association with the Company or the other entity.
          However, indemnification is prohibited under the ABCA if:
•	such eligible party did not act honestly and in good faith with a view to the Company’s best interests (or the best interests of the other entity, as the case may be); and

•	in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, such eligible party did not have reasonable grounds for believing that such person’s conduct was lawful.

          Subject to the foregoing, the Company may, with the approval of the Court of Queen’s Bench of Alberta, indemnify or pay all costs, charges and expenses reasonably incurred by an eligible party in respect of an action brought against the eligible party by or on behalf of the Company to which the eligible party is made a party by reason of being or having been a director or officer of the Company (or the other entity as the case may be).
          The ABCA provides that the Company may purchase and maintain insurance for the benefit of an eligible party (or their heirs and personal or other legal representatives of the eligible party) against any liability that may be incurred by reason of the eligible party being or having been a director or officer, or in an equivalent position of the Company or that of an associated corporation. The Company’s majority shareholder, The Westaim Corporation, maintains liability insurance that insures the Company’s directors and officers against certain losses and which insures the Company against certain obligations to indemnify its directors and officers.
          The Company has entered into indemnity agreements with all of its directors and executive officers to effectuate the provisions described above. Under these agreements, the Company has agreed to indemnify its directors and executive officers against all costs and liabilities arising out of or incurred in respect of any action, suit, proceeding, investigation or claim, or pursuant to any statute, in connection with the Company’s affairs or the affairs of any subsidiary, or the exercise of the powers or the performance of the duties of the director or officer, unless it is finally determined by a court that in so acting the director or officer was not acting honestly and in good faith with a view to the best interests of the Company or any subsidiary or, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that the director or officer did not have reasonable grounds for believing that his conduct was lawful.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          See Index to Exhibits, which is incorporated herein by reference.
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the registrant’s articles of incorporation, by-laws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Saskatchewan, Province of Alberta, Canada on February 14, 2006.

NUCRYST PHARMACEUTICALS CORP.
By:	/s/ Scott H. Gillis
Scott H. Gillis
President and Chief Executive Officer

POWER OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENT that each person whose signature appears below constitutes and appoints Scott H. Gillis and Eliot M. Lurier, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement on Form S-8, and to any registration statement filed by the registrant under Securities and Exchange Commission Rule 462(b) of the Securities Act of 1933 which relates to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 14, 2006.

Name	Title

/s/ Scott H. Gillis Scott H. Gillis	President and Chief Executive Officer (Principal Executive Officer)

/s/ Eliot M. Lurier Eliot M. Lurier	Vice President – Finance and Administration (Principal Financial and Accounting Officer)

/s/ Barry M. Heck Barry M. Heck	Director

/s/ Neil Carragher Neil Carragher	Director

/s/ Roger G.H. Downer Roger G.H. Downer	Director

Director

Richard Zahn

EXHIBIT INDEX

Exhibit	Document Description

4.1	Form of specimen certificate evidencing common shares (incorporated by reference from Exhibit 4.1 of Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-130073), filed with the Commission on December 16, 2005)

4.2	Form of Articles of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 of Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-130073), filed with the Commission on December 16, 2005)

4.3	Form of Articles of Amendment of the Registrant (incorporated by reference from Exhibit 3.2 of Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-130073), filed with the Commission on December 16, 2005)

4.4	Form of By-laws of the Registrant (incorporated by reference from Exhibit 3.3 of Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-130073), filed with the Commission on December 16, 2005)

4.5	Form of NUCRYST Pharmaceuticals Corp. 1998 Equity Incentive Plan (as amended) (incorporated by reference from Exhibit 10.18 of Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-130073), filed with the Commission on December 16, 2005)

4.6	Form of Stock Option Award Agreements (incorporated by reference from Exhibit 10.19 of Amendment No. 3 to the Registration Statement on Form F-1 (File No. 333-130073), filed with the Commission on December 19, 2005)

5.1	Opinion of Bennett Jones LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Bennett Jones LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)